13-Aug-2026

WidePoint Corp. (WYY)

Q2 2026 Earnings Call

CORPORATE PARTICIPANTS

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

Jason Holloway
President-WidePoint Global & Chief Revenue Officer, WidePoint Corp.

Robert J. George
Chief Financial Officer, WidePoint Corp.

OTHER PARTICIPANTS

Scott Buck
Analyst, Titan Partners

Casey Ryan
Analyst, AmerX

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon. Welcome to WidePoint second quarter 2026 Earnings Conference Call. My name is Holly and I will be your operator for today's call. Joining us for today's presentation are WidePoint's president and CEO, Jin Kang; Chief Revenue Officer, Jason Holloway; and Chief Financial Officer, Robert George. Following their remarks, we will open up the call for questions from WidePoint's publishing analysts and major investors. If your questions were not taken today and would like additional information, please contact WidePoint's Investor Relations Team at wyy@gateway-grp.com.

Before we begin the call, I would like to provide WidePoint's Safe Harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company's Form 10-Q filed with the Securities and Exchange Commission. Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company's website at www.widepoint.com.

Now I would like to turn the call over to WidePoint's President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

Thank you, operator And good afternoon, everyone. Thank you for joining us today to review our financial and operational results for the second quarter ended June 30, 2026. Q2 marked a transformational period and a key inflection point for WidePoint as we strengthened our foundation and sharpened our outlook for a profitable growth trajectory over the next decade.

As many of you are aware, in late June, the Department of Homeland Security named WidePoint, the single awardee of the 10-year $3.1 billion CWMS 3.0 contract. This award will provide a strong platform to expand our role, deepen our customer relationship, and create meaningful long-term value for DHS.

As many of you are already aware of what CWMS 3.0 means for WidePoint, we like to use today's discussion to focus on two key topics. First, the status of the award protest. And second, the financial outlook and growth opportunity we see under the contract over the next decade. To address the protest directly, we firmly believe the protest will not be successful. We continue to operate and prepare with confidence that WidePoint will remain the single awardee of the CWMS 3.0, following the protest period. Our confidence is grounded in the strength of WidePoint solution set, more than two decades of proven performance and the deep integration of our solutions into DHS' operations.

Precedent also reinforces our view. Unsuccessful bidders protest the CWMS 2.0, the CWMS 1.0, and the GSA FSSI TEMS awards, the predecessors to CWMS 3.0. WidePoint prevailed in all three cases. We believe this protest will reach the same outcome, allowing us to move forward and begin executing on the opportunities ahead. The GAO is required to issue a decision within 100 days of protest filing, setting an outside deadline of October 7, 2026. DHS and the protester have submitted their responses, and the matter is now in the decision window with GAO. Although the deadline falls in early October, we remain optimistic that GAO could issue its decision sooner. In the meantime, our team continues preparing for the full launch of work on the CWMS 3.0.

Additionally, on August 6, DHS awarded a short-term bridge contract, the CWMS 2.5 with a contract ceiling of $113 million, with a six-month period of performance comprised of a three-month base period and three one-month options. This award was to ensure that there were no gaps in the ordering period. This bridge contract will ensure business continuity as the protest is settled.

Our second topic is the financial outlook for CWMS 3.0 over the next decade. For discussion purposes, the contract's $3.1 billion ceiling represent an average annual revenue of approximately $300 million per year. This equates to approximately twice the annual revenue run rate under CWMS 2.0. We expect the original $150 million annual in value to remain consistent with the CWMS 2.0. Though due to pricing adjustment, we believe this will be slightly more profitable. Consistent with the CWMS 2.0 split between carrier and managed services revenue, we expect the split to remain roughly 80% carrier and 20% managed services revenue.

We see the greatest value in the approximately $150 million of additional annual opportunity, which we expect to be concentrated towards managed services and solution-based work. Based on historical federal contracting economics, this type of managed services and solution-based work typically supports an 8% to 10% net profit margin. Applying this net profit margin to the additional $150 million annual opportunity, we believe CWMS 3.0 holds the potential to materially strengthen WidePoint's future earnings profile once the contract is fully ramped and scaled.

DHS underwent a significant set of reviews to increase the contract ceiling and face scrutiny at both the departmental and congressional levels. We view that entire process and the resulting ceiling increase as a strong signal of institutional commitment to the CWMS program, its long-term potential and the value WidePoint and the contract vehicle provides DHS. We also expect the scope of work on the CWMS 3.0 to expand beyond smartphones and traditional IoT devices to additional connected devices and form factors. Although the pipeline continues to evolve in real-time, we see meaningful pent-up federal demand for high-value solutions that can be delivered through the CWMS contract vehicle using WidePoint's capabilities.

While the contract ceiling was effectively doubled on an annual basis, we do not expect a corresponding increase in head count because the approximate $150 million in additional annual opportunity is expected to consist primarily of solutions-based work. Any incremental staffing needs should be relatively minimal. The timing of the full CWMS 3.0 ramp and the execution of margin-accretive opportunities currently depends on the conclusion of the protest. If resolved on or before October 7, we may see some new task orders to begin arriving in the fourth quarter. We expect 2027 to be a year of meaningful ramp up, with task orders likely to arrive unevenly as the program begin scaling.

The CWMS 3.0 reaches the contemplated scale by the end of 2028. The approximate $150 million of additional annual opportunity, together with an assumed 8% to 10% net profit margin, supports our view that the contract could materially and positively change WidePoint's future earnings potential. For now, we look forward to expected decision from GAO and commence work on the CWMS 3.0.

Beyond CWMS, the second quarter saw two additional major developments. A few days before the CWMS announcement, WidePoint was named a prime contract awarded on the 10-year $60 billion NASA Solutions for Enterprise-Wide Procurement for SEWP VI contract. WidePoint was selected as a prime contractor awardee under the Category A, which covers information technology, communications and audio/visual solutions. Similar to the Navy Spiral 4 contract SEWP VI provide us with a more efficient way to connect with our federal customers, with our full portfolio of solutions and scale mission-critical support where agency needed most.

As many of you are aware, the federal acquisition cycle was a long and arduous process. First, by qualifying for such contract vehicles like SEWP VI and Navy Spiral 4, we can shorten the acquisition process and open the door to new opportunities. With a majority of task orders projected to be solutions-based under SEWP VI, capturing a small fraction of the contract ceiling could have a meaningful impact on WidePoint. The ordering period is set to start on November 1. And as such, we expect activities to begin ramping up as early as Q1 2027. Nonetheless, we remain prepared to take advantage of our seat at the table and pursue the opportunities ahead.

We also saw a new and encouraging development under our SaaS contract with one of the big three US telecommunications carriers. We will be referring to this contract as the ATV contract going forward. In late June, we announced and expanded implementation scope under the ATB contract to support additional operational requirements. As we continue to work through the implementation phase with the carrier, we identified additional implementation needs. We view this expand the scope as a clear indicator of the carrier's confidence in our platform, technical expertise and ability to execute increasingly complex deployment requirements at scale. With this expanded scope, we now anticipate the official go live by the end of the year.

ATB is a margin-accretive contract that we believe will meaningfully support WidePoint's future earning trajectory. The original contract was valued at approximately $45 million over five years, or roughly $9 million per year. At an estimated 70% gross margin profile, along with the expand the scope I previously highlighted, ATB has the potential to generate a material contribution to our bottom line and further enhance our EPS trajectory once fully ramped.

Lastly, before I hand the call off to Jason, I like to reiterate the strong underlying fundamentals of the business that have supported our progress thus far. as we pursue and secure opportunities that position WidePoint for sustainable growth. Our current business and the market we serve remain healthy and expanding. In the first half of 2026 alone, WidePoint was awarded $58 million in new and renewal contractual actions, demonstrating both the strength of the foundation we have built and growing customer demand across the federal and commercial sectors.

WidePoint continues to expand customer and partner relationships, win and renew engagements and ultimately build a strong pipeline that supports our shift towards higher value as-a-service work. The rest of the year centers on fortifying the foundation to accelerate WidePoint's future trajectory. We expect 2027 to begin reflecting the company's evolving profile, and by the end of 2028, we anticipate a stronger organization platform capable of accelerating growth beyond current levels.

That said, I will now hand the call over to Jason, who will provide additional insight into our sales and marketing initiatives, including the expanding potential of the ATV contract and recent DaaS developments. Jason?

Jason Holloway

President-WidePoint Global & Chief Revenue Officer, WidePoint Corp.

Thanks, Jin. And good afternoon, everyone. To start with an update on the ATV contract, as Jin mentioned, we were pleased to announce at the end of the second quarter the expanded integration engagement with our carrier customer. During these conversations and through the implementation, WidePoint and our carrier customer have also identified and begun initial discussions about extending the partnership beyond its current federal scope to the carrier's state and local government clients. The current existing contract is expected to cover $2 million to $2.5 million devices at the federal level. The potential expansion could increase both the number of devices managed and the total value of the engagement.

To preface, this potential expansion remains in the early stages of discussion. However, we believe WidePoint's technical expertise, differentiated capabilities and decades of experience serving government clients with the most stringent security requirements, positions us to compete effectively in the market. That said, our primary focus now continues to center on completing the implementation phase and reaching the go live status. Both parties remain committed to launch by year-end. Regardless of the official launch date, this will be one of the largest government mobility management deployments in the industry to date.

On to DaaS to provide an update on our pipeline, we remain cautiously optimistic that we will close a DaaS opportunity in the next few months. The LA 2028 DaaS opportunity is one where we currently have the clearest line of sight. We are cautiously optimistic that the required contracting should begin in the near term. Beyond LA 2028, we have two additional DaaS opportunities that are close to closing. These two opportunities are much smaller than the other major opportunities in the pipeline as the client wants to implement in tranches. Still, progress in the pipeline is encouraging and reinforces our confidence in the broader level of activity.

Larger opportunities with Fortune 100 size organizations also remain active. And we continue to believe we can convert these engagements over time. Fortune 100 size organizations can have workforces and device footprints spanning hundreds of thousands of devices. And DaaS revenue is built based on the number of devices managed per person per month. And with DaaS margin economics expected to land in the 60% to 70% range on these large engagements, securing even one of these engagements could materially improve our EPS outlook. We remain optimistic about the DaaS pipeline and look forward to sharing material updates on future calls.

SEWP VI was another major second quarter highlight. Our team has been working diligently with contacts at the highest levels of the federal government who hold funding and have a need for our service. Government-wide acquisition contracts like SEWP VI come especially handy during these conversations because they provide a readily available pre-completed vehicle that can shorten customer acquisition cycles. And while competition will be high with many other organizations qualifying and competing under SEWP VI, we believe WidePoint stands out among a small group of providers under category A, position to support multiple portions of the available solution categories. With the ordering period beginning November 1, SEWP VI has the potential to generate incremental opportunities beyond those we have highlighted over the past several quarters.

Lastly, MobileAnchor continues to gain traction. Beyond the several pilot programs currently underway, which are continuing to progress, we've been extremely busy responding to numerous requests for information to very high-level organizations such as US Access, Treasury IRS, NATO NCIA or NATO Communications and information agencies, DHS's US CIS or US Citizenship and Immigration Services, and Defense Manpower Data Center or DMDC. We will keep you posted as these high-level profile opportunities make their way through the process.

With that, I will now turn the call over to Bob to discuss our financial results. Bob.

Robert J. George

Chief Financial Officer, WidePoint Corp.

Thanks, Jason. And thanks to everyone for joining us today. I'm pleased to share the details of our financial results for the second quarter ended June 30, 2026. Total revenue for Q2 increased to $38 million compared to $37.3 million in the same period last year. Total revenue for the six-month period was $78.6 million, a $7.8 million increase from the $70.8 million in the same period last year.

Now I'll provide a further breakout of our revenues. Our carrier services revenue for Q2 was $24.1 million, an increase of 1.8 million compared to $22.2 million last year. Care services revenue for the six-month period was $49.8 million, an increase of $5.2 million compared to $44.6 million in the same period last year. The increase during both periods was a result of growth in the number of phone lines under management during the second half of 2025 for our DHS customer.

Managed services fees for Q2 were $9.7 million, an increase of $1.1 million compared to $8.6 million last year. Managed services fees for the six-month period were $19 million, a $1.8 million increase compared to $17.2 million in the same period last year. The increase during both periods was primarily due to the additional task order with US Customs and Border Protection awarded in September 2025 commands 30,000 additional phone lines. Billable service fees for Q2 were $1.2 million and remain relatively consistent with the same period last year. Billable service fees for the six-month period were $2.5 million compared to $3.1 million in the same period last year. The decrease was primarily due to the impact from the partial shutdown of DHS beginning February 2026, which resulted in reduced billable activity on certain contracts.

Reselling and other services for Q2 were $3 million compared to $5.1 million in the same period last year. The decrease was primarily due to certain non-recurring revenues booked in the second quarter of 2025. Revenue in the current-year period reflects a more normalized pattern of revenue recognition in this area. Reselling and other services for the six-month period were $7.2 million, an increase of $1.3 million compared to $5.9 million in the same period last year. The increase was primarily related to the absence of the out-period adjustment recorded in the first quarter of 2025.

Gross profit for Q2 increased by $700,000 to $5.8 million or 15% of revenues, compared to $5.1 million or 14% of revenues in the same period last year. Gross profit for the six-month period increased $1.5 million to $11.4 million or 15% of revenues, compared to $9.9 million or 14% of revenues in the same period last year. The more significant metric of gross profit percentage, excluding carrier services during Q2 was 36%, compared to 30% in the same period last year. Gross profit percentage, excluding carrier services during the six-month period was 35%, compared to 33% in the same period last year. Our gross profit percentage will vary from period to period based on our revenue mix.

Sales and marketing expenses in Q2 were $600,000 or 2% of revenues and remain relatively consistent compared to the same period last year. Sales and marketing expenses for the six-month period were $1.3 million

or 2% of revenues and also were relatively consistent compared to the same period last year. General and administrative expenses in Q2 were $4.9 million or 13% of revenues and remain relatively consistent compared to the same period last year. General and administrative expenses for the six-month period totaled $9.8 million or 13% of revenues and also remain relatively consistent compared to the $9.7 million or 13% of revenues in the same period last year.

Additionally, the second quarter and year-to-date periods benefited from the capitalization of approximately $700,000 and $1.3 million respectively of qualifying internal labor costs associated with the implementation of our ATV contract. These costs were deferred as the contract implementation assets rather than recognized as general and administrative expenses during the period. Excluding the impact of these capitalized implementation costs, operating expenses would have increased more significantly compared to prior year periods. Upon the ATV contract going live, the deferred implementation costs, together with the related deferred revenue, will be recognized over the expected contract term as cost of sales and revenue.

In addition to the extent that our internal IT personnel continue to perform billable customer support after Go Live, the related labor costs are expected to be classified as direct costs rather than internal administrative expenses. As our business grows, we expect general and administrative expenses to increase in absolute dollars. However, we expect those costs to remain relatively consistent as a percentage of revenue.

Depreciation and amortization expense for Q2 was $181,000 compared to $233,000 in the same period last year. The decrease was a result of certain capitalized assets reaching the end of their amortization periods. Depreciation and amortization expense for the six-month period remained consistent at $409,000, compared to $457,000 in the same period last year.

Adjusted EBITDA, a non-GAAP measure for Q2, was $635,000 compared to $183,000 in the same period last year. Adjusted EBITDA for the six-month period was $1.4 million compared to $276,000 in the same period last year. Free cash flow, also a non-GAAP measure, which we define as adjusted EBITDA minus capital investments, increased to $627,000 in Q2 compared to $90,000 in the same period last year. Free cash flow for the six-month period increased to $1.3 million, compared to $155,000 in the same period last year.

For Q2, net income was $66,000, resulting in basic and diluted EPS of $0.01 per share, compared to a net loss of $618,000, a loss of $0.06 per share in the same period last year. Net income for the six-month period totaled $143,000 or basic and diluted EPS of $0.01 per share, compared to a net loss of $1.3 million or a loss of $0.14 per share in the same period last year. Federal funded and unfunded contract backlog totaled approximately $219 million as of June 30, 2026.

Moving to the balance sheet, we ended the quarter with $10 million in unrestricted cash. We also renewed our revolving line of credit that provides us with $4 million in potential borrowing capacity subject to maintaining compliance with our covenants. We also maintain an aftermarket or ATM stock offering facility, which provides flexibility to sell shares into the open market at prevailing market prices. We have not used the ATM since it was put in place and we do not intend to do so at current valuations. Looking ahead into the second half of the year, we expect to incur additional costs as WidePoint transitions to an accelerated SEC filer. While this cost allocation is a result of our success reflected by higher public float, it will result in higher external audit fees, consulting costs and other compliance-related expenditure spread across the third and fourth quarter.

Beginning in 2027, we expect the annual impact to be slightly below the amount we expect to incur in the second half of 2026 and for it to be spread across four quarters, moderating the effect on quarterly operating expenses. Further, under current market conditions, we also expect higher health insurance cost, inflationary pressures and

rising labor costs to weigh on our operating expense profile. We also expect to make a one time payment under employee incentive arrangements that are contingent upon both the award of the CWMS 3.0 contract and the final resolution of the related protest in WidePoint's favor.

While the related accounting recognition may occur over time in accordance with GAAP, the underlying awards are unique to CWMS 3.0 and are not recurring. Additionally, over the coming periods, we plan to make targeted investments in post-quantum cryptography to keep our cybersecurity solutions at the forefront of the industry. We believe these investments will strengthen our long-term competitive position and support the evolving security needs of our government and commercial customers. While these investments will result in elevated capital expenditures in the near term, we believe they will position the company to improve margins and profitability over time as we scale existing programs, execute on our key contract awards, including CWMS and the ATV contract, and continue to expand our customer base and pipeline. We believe these strategic investments will strengthen our long-term growth prospects and competitive positioning.

This completes my financial summary. For a more detailed analysis of our financial results, please refer to our Form 10-Q, which was filed prior to this call. With that, I will now hand the call over to Jin.

Jin H. Kang

President, Chief Executive Officer & Director, WidePoint Corp.

Thank you, Bob. And thank you, Jason. While we continue to navigate through the CWMS 3.0 protest period, many task orders under the current CWMS 2.0 vehicle remain in place through the second quarter of 2027. And now with the interim CWMS 2.5 bridge contract in place, DHS can continue to modify these task orders and issue additional task orders. Several modifications and code revisions are already underway. And more significant modifications remain possible if the protest should extend beyond the current expectations. Accordingly, we do not anticipate any material impact from the protest in our third or fourth quarter results.

We view 2026 as a year of execution, not transition. With major contracts secured and implementations underway, we are well positioned for a meaningful ramp in 2027 that should provide an early glimpse of WidePoint's evolving financial and operating profile. By the end of 2028. We expect to begin delivering against our financial targets and accelerate growth beyond those levels.

Before we turn to Q&A, I would like to pass the call over to Jason once more. Jason.

Jason Holloway

President-WidePoint Global & Chief Revenue Officer, WidePoint Corp.

Thanks, Jin. Before we turn to Q&A, I wanted to share a personal update with all of our shareholders and supporters. After 10 years with WidePoint, I've made the decision to retire at the end of the year. When I joined WidePoint in 2016, my goals were clear, stabilize and streamline sales and marketing, position the company for success, return WidePoint to profitability and set it on a sustainable growth trajectory. I'm pleased to say those objectives have been achieved.

While the work took a bit longer than I initially expected, I am confident that WidePoint is now on the correct path. Over the next few months, I will be transitioning my responsibilities and mentoring my successor to ensure a smooth handoff. I will also remain actively involved with the management team and our customers to help convert current opportunities into paying contracts. I will always be a champion for WidePoint, working with the board and management to support the company's growth. I remain a dedicated shareholder and will continue to support WidePoint's long-term success. At the same time, I need to give certain personal obligations a higher priority now.

Thank you to the management team and especially every member of the staff. It has been a challenging, rewarding and enjoyable ride. And I am very proud of what we have accomplished together. This concludes our prepared remarks. We will now take questions from our analysts and major shareholders. Operator, will you please open the call for questions.

QUESTION AND ANSWER SECTION

Operator: Certainly. At this time, we will be conducting a question-and-answer session. [Operator Instructions]

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.
A

Hello. I can't hear you.

Operator: Jin, your first question...

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.
A

Yes.

Operator: ...for today is coming from Scott Buck with Titan Partners. Your line is live.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.
A

Okay. Great. Thank you.

Scott Buck
Analyst, Titan Partners
Q

Hi. Good afternoon, guys. Thanks for taking my questions. First, Jason, congratulations. On ATV contract, if we're talking about launch by the end of 2026, what is the timeline from launch to full deployment?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.
A

We should have some devices implemented at the end of this year in Q4. But we feel that the ramp-up time going to be probably towards the end of first quarter, beginning of second quarter.

Scott Buck
Analyst, Titan Partners
Q

Okay.So between three and six months. Perfect. And then you talked about potential expansion to state and local governments. Could you help us understand what the incremental, I don't know, number of devices or incremental opportunity that could potentially mean in terms of revenue?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

I think the state and local, the population would rival those of the federal government. So, we could potentially see a doubling of the number of devices. And they're also talking about taking us into their Fortune 500 customers. And so that could grow some more. We don't know the exact number at this time because we don't know how many customer-to-customer base ATV has. But we'll know more as we get into the implementation towards the end of this year.

Scott Buck
Analyst, Titan Partners

Q

Okay. Perfect. And then last one for me. I just want to ask about backlog real quick. What does the book-to-bill look like ex-CWMS?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yes. The contract backlog, the $219 million is what we have task order executed from the federal government. Most of that $219 million is funded requirements from the federal government. And some of those have contract period of performance that's minimally 12 months and some of them 18. And when you say book to bill, we will get all of that work as revenue over time.

Scott Buck
Analyst, Titan Partners

Q

Okay. All right. That's it for me, Jin. I appreciate the time. Thank you.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Great. Thank you, Scott. Good. Always a pleasure speaking with you.

Operator: Your next question for today is from Casey Ryan with AmerX.

Casey Ryan
Analyst, AmerX

Q

Good afternoon, gentlemen.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Hi, Casey.

Casey Ryan
Analyst, AmerX

Q

Hi, guys. Yeah, thank you for the good update. I just wanted to circle back. You were talking, I think you mentioned that there may be a second wireless carrier opportunity, and I just wanted to confirm that. And then also, if it was the same sort of target, like it was kind of federal workforce coverage and maybe state and local after that.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah. As we stated, we have one of the three major carriers and so the other two are definitely targets of opportunity. And we are feverously working toward, you know, capturing those two opportunities as well. And the size of it is comparable.

Casey Ryan
Analyst, AmerX

Q

Yeah. Because is it fair for me to think that all three of the big carriers serve federal, state and local governments may be equally or in some significant market share amounts?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah. Yes, they do. And they also all have similar cybersecurity requirements. And so, because of our FedRAMP Authorized status and FedRAMP certification, we will be sought out and we are also reaching out to them. And we are in conversation, preliminary conversations with them. Nothing material at this time, though.

Casey Ryan
Analyst, AmerX

Q

Okay. And then I think just briefly on the Olympics. I think we talked about the practicalities of sort of deployment, what might require that a decision be made at some point. Would you expect that to happen in 2026 and just say what has to happen by 2026 that's going to be in 2028, or could it slip longer than that?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah. The time is definitely [indiscernible] (00:53:44), I mean, the sort of the crunch time is going to happen probably beginning of next year. But we're hopeful to get all the Ts and Cs done by the end of this year so that we will be ready to start to implement. And again this is a Software-as-a-Service and a DaaS opportunity. So, our main lift will be providing the licenses for our partner, CDW, to use in order to implement their DaaS program. So, the ramp-up period should be pretty quick.

Casey Ryan
Analyst, AmerX

Q

Okay. All right. Great. And then the last thing I had, I was really curious about MobileAnchor. I've always been interested in. But I think Jason mentioned that there is a lot of inbound coming. And I'm wondering how the inbound is sort of materializing. Is that your own direct efforts trying to get the technology out there, or are people just hearing about you and saying, hey, this is something that we need and something viable, and so, it's actually people calling you not out of the blue, but maybe without you having to pursue them formally?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah. Yeah. It's a little of both. And so, our challenge has been in order to getting to the right person and the decision maker. And so, we've been working with political operators that are – that have various connections in the organization. We're having some reasonable luck there. So there, we are getting some inbound calls and we're also getting calls from various entities that have to work with secure identities. And because we are one of the two external certificate authority, they know that we have this solution. And so, we get the inbound calls

through that, as well as people just hearing about us and wanting to implement the most secure multi-factor authentication solution available. So, through our marketing as well as inbound, unsolicited calls.

Casey Ryan
Analyst, AmerX

Q

Yeah. Okay. Great. And then last question is about MobileAnchor. What's the opportunity set in commercial segments, I guess? I mean, we've talked about government, but – and is there a partner in the commercial space where you work to sort of get MobileAnchor on to the marketplace?

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Yeah. Our partners in the commercial side, I mean on the private sector side, is CDW, Ingram Micro, Tech Data. Those are the folks that are, you know, involved with various identity and access management solutions. And so, we're working with them. And I think that there's a lot of applicability there. And so, as part of our DaaS programs, one of the services and the solutions that we will provide is, you know, the MobileAnchor and identity & access management. So, we got to get our foot in the door first with DaaS and upsell the MobileAnchor and identity and management solution.

Casey Ryan
Analyst, AmerX

Q

Yeah. All right. Thank you. Those are my questions for today. But this is a great update, and I look forward to more as we go through the year. Thank you.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

A

Great. Thank you, Casey.

Operator: At this time, this concludes our question-and-answer session. If your question was not taken, please contact WidePoint's IR team at wyy@gateway-grp.com. That's wyy@gateway-grp.com. I'd now like to turn the call back to Mr. Jin Kang for closing remarks.

Jin H. Kang
President, Chief Executive Officer & Director, WidePoint Corp.

Thank you, operator. And we appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings release. Thank you again and have a great evening.

Operator: Thank you for joining us today for WidePoint second quarter 2026 conference call. You may now disconnect.